Exhibit 10.9

ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

On October 22, 2012, the Board of Directors of ABM Industries Incorporated (the “Registrant”) approved certain changes to cash and equity compensation of non-employee directors, beginning November 1, 2012. Non-employee directors will receive: an annual cash retainer of $70,000; an annual equity grant of $90,000 in restricted stock units, to be given at the Company’s annual shareholders meeting, with the value calculated by dividing $90,000 by the closing price of ABM common stock on the date of the grant; annual cash retainer for Committee service in the amount of $20,000 for members of the Audit Committee; $7,500 for members of the Governance Committee; $12,500 for members of the Compensation Committee; and $5,000 for members of the Corporate Citizenship and Communications Committee. Fees for attendance at Committee meetings were eliminated. The Board also approved annual retainers for the Chairman of the Board and the Chairs of the respective Committees as follows: Chairman of the Board, $75,000; Chairman of the Audit Committee, $15,000; Chairman of the Governance Committee, $7,500; Chairman of the Compensation Committee, $10,000; Chairman of the Corporate Citizenship and Communications Committee, $5,000 and Chairman of the Executive Committee, $5,000. The Board also approved additional payments to non-employee directors who, in instances approved by the Chairman of the Board, invest significant time above and beyond the requirements of Board or Committee service, by virtue of serving on an ad hoc committee or otherwise, in an amount equal to $2,000 per day for such service.

On October 22, 2012, the Board of Directors approved the participation of then current non-employee directors in the Registrant’s health benefit plans, with the full cost of any such participation to be paid by the individual director electing to so participate. Non-employee directors who join the Board after October 22, 2012 are not eligible to participate in the Registrant’s health benefit plans.